Filed Pursuant to Rule 424(b)(5)
Registration No. 333-212754

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying base prospectus are not offers to sell these securities, nor are they soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 1, 2017

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 22, 2016)

Civeo Corporation

20,000,000 Common Shares

We are offering 20,000,000 common shares. Our common shares are listed on the New York Stock Exchange under the symbol “CVEO.” On January 31, 2017, the last reported sale price of our common shares on the New York Stock Exchange was $3.54 per share.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us, before expenses	$	$

We have granted the underwriter a 30-day option to purchase up to an additional 3,000,000 common shares on the same terms and conditions as set forth above.

Investing in our common shares involves risks. See “Risk Factors” on page S-5 of this prospectus supplement and beginning on page 1 of the accompanying base prospectus and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect to deliver the shares on or about February     , 2017.

RBC CAPITAL MARKETS

Prospectus supplement dated February     , 2017

Prospectus Supplement

Prospectus

ENFORCEABILITY OF CIVIL LIABILITIES

We are a limited company organized under the Business Corporations Act (British Columbia). As a result, it may be difficult for you to effect service of process or enforce judgments obtained against us within the United States, predicated upon the civil liability provisions of the U.S. federal securities laws. There is doubt as to the enforceability of civil liabilities predicated on U.S. federal securities laws in Canada, either in original actions or in actions for enforcement of judgments of U.S. courts.

ABOUT THIS PROSPECTUS SUPPLEMENT

Neither we nor the underwriter has authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus or any free writing prospectuses we have prepared. We and the underwriter take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying base prospectus may only be used where it is legal to sell the common shares offered hereby. You should assume that the information included in this prospectus supplement or the accompanying base prospectus is accurate only as of the date on the front cover of this prospectus supplement or the accompanying base prospectus and that the information incorporated by reference is accurate only as of the date the respective information was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement, the accompanying base prospectus and any free writing prospectus that we have prepared contain the terms of this offering. This prospectus supplement may add, update or change information contained or incorporated by reference in the accompanying base prospectus. In addition, the information incorporated by reference in the accompanying base prospectus may have added, updated or changed information in the accompanying base prospectus. If information in this prospectus supplement is

S-i

inconsistent with any information in the accompanying base prospectus (or any information incorporated therein by reference), this prospectus supplement will apply and will supersede such information in the accompanying base prospectus.

It is important for you to read and consider all information contained in this prospectus supplement, the accompanying base prospectus and the documents we have incorporated by reference before making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information” in the accompanying base prospectus.

S-ii

FORWARD-LOOKING INFORMATION

We include the following cautionary statement to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 for any “forward-looking statement” made by us or on our behalf. All statements other than statements of historical facts included in this prospectus supplement and the accompanying base prospectus, including the information we incorporate by reference, are forward-looking statements. The forward-looking statements can be identified by the use of forward-looking terminology including “may,” “expect,” “anticipate,” “estimate,” “continue,” “believe” or other similar words. Such statements may include statements regarding our future financial position, budgets, capital expenditures, projected costs, plans and objectives of management for future operations and possible future strategic transactions. Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while we believe such assumptions or bases to be reasonable and make them in good faith, assumed facts or bases almost always vary from actual results. The differences between assumed facts or bases and actual results can be material, depending upon the circumstances. The factors identified in this cautionary statement are important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by us, or on our behalf.

In any forward-looking statement where we, or our management, express an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Taking this into account, the following are identified as important factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, our company:

•	the level of supply and demand for oil, coal, natural gas, iron ore and other minerals;

•	the level of activity, spending and development in the Canadian oil sands;

•

failure by our customers to reach positive final investment decisions on, or otherwise not complete, projects with respect to which we have been awarded contracts to provide related accommodation, which may cause those customers to terminate the contracts;

•	the level of demand for coal and other natural resources from Australia;

•	the availability of attractive oil and natural gas field assets, which may be affected by governmental actions or environmental activists which may restrict drilling;

•	fluctuations in the current and future prices of oil, coal and natural gas;

•	fluctuations in foreign currency exchange rates;

•	general global economic conditions and the pace of global economic growth;

•

changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof, including taxing authorities not agreeing with our assessment of the effects of such laws, treaties and regulations;

•	global weather conditions and natural disasters;

•	our ability to find and retain skilled personnel;

•	the availability and cost of capital;

•	the inability to realize expected benefits from our recent redomicile to Canada; and

S-iii

•

other factors set forth in this prospectus supplement, on page 1 of the accompanying base prospectus and in our other filings with the Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference herein.

Such risks and uncertainties are beyond our ability to control, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we do not undertake any obligation to publicly update or revise any forward-looking statements except as required by law.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before investing in our common shares. You should read carefully the entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein for a more complete understanding of this offering. Please read “Risk Factors” beginning on page S-5 of this prospectus supplement, on page 1 of the accompanying base prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference herein, for information regarding risks you should consider before making a decision to purchase any shares in this offering. Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriter of its option to purchase additional common shares.

About Civeo Corporation

We are one of the largest integrated providers of workforce accommodations, logistics and facility management services to the natural resource industry. Our scalable modular facilities provide long-term and temporary accommodations where traditional accommodations and related infrastructure is insufficient, inaccessible or not cost effective. Once facilities are deployed in the field, we also provide catering and food services, housekeeping, laundry, facility management, water and wastewater treatment, power generation, communications and redeployment logistics. Our accommodations support our customers’ employees and contractors in the Canadian oil sands and in a variety of oil and natural gas drilling, mining and related natural resource applications as well as disaster relief efforts, primarily in Canada, Australia and the United States. We operate in three principal reportable business segments — Canadian, Australian and U.S.

On July 17, 2015, we completed a change in our legal domicile from Delaware to British Columbia, Canada. Our former Delaware parent company, which we refer to as “Civeo US,” entered into a merger transaction, which we refer to as the “redomicile transaction,” with Civeo US Merger Co, a newly formed Delaware corporation and our wholly owned subsidiary, which was approved by Civeo US’s stockholders and whereby Civeo US became our wholly owned subsidiary. As a result of the redomicile transaction, we became the parent company of the Civeo group of companies. Any references in this prospectus to “Civeo,” the “company,” “we,” “us” or “our” or any similar references relating to dates or periods before the redomicile transaction refer to Civeo US and its subsidiaries or, if the context so requires, Civeo US alone.

Our Principal Executive Offices

Our executive offices are located at Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002, and our telephone number is (713) 510-2400.

Recent Developments

Preliminary Fourth Quarter 2016 Financial Information

Although our financial statements for the quarter ended December 31, 2016 are not yet complete, certain preliminary estimated financial information is available. Based on such preliminary estimated financial information, we estimate the following range of financial information (unaudited) (in millions):

	Estimated Range
	Low	High
Revenues	$89.0	$92.0

Costs and expenses:
Cost of sales and services	61.5	62.3
Selling, general and administrative expenses	13.1	13.3
Depreciation and amortization expense	30.1	31.1

Total costs and expenses	104.7	106.7

Operating loss	(15.7)	(14.7)

Interest expense	(5.7)	(5.7)
Other income	1.6	1.6

Loss before income taxes	$(19.8)	$(18.8)

The following table sets forth certain preliminary estimated information with respect to our financial position as of December 31, 2016 (unaudited) (in millions):

December 31, 2016
Cash and cash equivalents	$1.8
Total debt outstanding	$357.3

The preliminary estimated information set forth above does not represent a comprehensive statement of our results of operations or financial condition as of or for the quarter ended December 31, 2016. Neither our independent registered public accounting firm nor any other independent registered public accounting firm has audited, reviewed, compiled, examined or performed any procedures with respect to our preliminary estimated information, nor has any of them expressed any opinion or provided any other form of assurance on this preliminary estimated information. Accordingly, the final comprehensive statements of our results of operations and financial condition as of and for the quarter and year ended December 31, 2016 may vary from our current expectations and may be different from the information described above as our financial statement close process, year-end financial and accounting procedures and annual audit process are not yet complete and additional developments and adjustments may arise between now and the time the financial information for this period is finalized. In addition, these preliminary estimates are not necessarily indicative of the results to be achieved in any future period. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control. Accordingly, you should not place undue reliance on the preliminary estimated financial information.

Financial Outlook for the Year Ending December 31, 2017

Our business is predominantly located in northern Alberta, Canada and Queensland, Australia, and we derive most of our business from resource companies who are developing and producing oil sands and metallurgical (met) coal resources and, to a lesser extent, other hydrocarbon and mineral resources. Generally, our customers are making multi-billion dollar investments to develop their prospects, which have estimated reserve lives ranging from ten years to in excess of thirty years. Consequently, these investments are dependent on those customers’ longer-term views of commodity demand and prices.

In response to decreases in crude oil prices beginning in late 2014, many of our customers in Canada curtailed their operations and spending, and most major oil sands mining operators are continuing to seek to reduce their costs and limit capital spending, accordingly limiting the demand for accommodations like we provide. In Australia, approximately 80% of our rooms are located in the Bowen Basin and primarily serve met coal mines in that region where our customers continue to actively implement cost productivity and efficiency measures to drive down their cost base.

In recent months, however, several catalysts have emerged that we believe could have favorable intermediate to long-term implications for our core end markets. Since the announcement by OPEC in late November 2016 to cut production quotas and the subsequent rise in oil prices and oil price expectations, certain operators with steam-assisted gravity drainage operations in the Canadian oil sands have announced increased capital budgets for 2017. In addition, the recent regulatory approval of major pipeline projects has the potential to both drive incremental demand for mobile accommodations assets and to improve take-away capacity for Canadian oil sands producers over the longer term. Additionally, we believe that the Keystone XL pipeline in the U.S., if constructed, would be a positive catalyst for Canadian oil sands producers, as it would bolster confidence in future take-away capacity from the region to Gulf Coast refiners. In Australia, the contract settlement price for met coal has risen from a low of $81 per tonne in early 2016 to a recent contract settlement price of $285 per tonne in the first quarter of 2017. While spot met coal prices have fallen below $200 per tonne in 2017, we believe prices remain at a level that may contribute to increased activity over the longer term.

While we believe that these macroeconomic developments are positive for our customers and for the underlying demand for the accommodations services we provide, we do not expect an immediate improvement in our business and are expecting our full year 2017 revenues and EBITDA to be materially lower compared to 2016. Accordingly, we plan to focus on enhancing the quality of our operations and maintaining financial discipline and to proactively manage our business as market conditions continue to evolve. We are in discussions with our lenders regarding an amendment to our credit facility both to relax certain of the covenants to provide greater flexibility, including to enhance our ability to make acquisitions, and to reduce our borrowing availability to a level more consistent with our expected needs, which will reduce the undrawn commitment fees we incur.

The Offering

Common shares offered to the public	20,000,000 shares, or 23,000,000 shares if the underwriter exercises in full its option to purchase additional shares.

Common shares outstanding after the offering	128,089,347 shares, or 131,089,347 shares if the underwriter exercises in full its option to purchase additional shares.(1)

Use of proceeds	We expect the net proceeds from this offering to be approximately $ million, or $ million if the underwriter exercises its option to purchase additional common shares in full, in each case after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering to repay amounts outstanding under our revolving credit facilities, which we may re-borrow from time to time, and for general corporate purposes. See “Use of Proceeds.”

Conflicts of Interest	Because affiliates of the underwriter are lenders under our revolving credit facilities and will receive more than 5% of the net proceeds of this offering, the underwriter is deemed to have a “conflict of interest” under Rule 5121, or FINRA Rule 5121, of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for our common shares. See “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Dividend policy	We do not currently pay dividends. In addition, our ability to pay dividends is limited by covenants in our credit facility.

Risk factors	You should consider carefully all of the information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus. In particular, before making an investment decision, you should evaluate the risks set forth under “Risk Factors” beginning on page S-5 of this prospectus supplement, in the accompanying base prospectus and our annual report on Form 10-K for the year ended December 31, 2015.

New York Stock Exchange (“NYSE”) symbol	CVEO

(1)	Based on 108,089,347 common shares outstanding as of January 26, 2017.

RISK FACTORS

Our business is subject to uncertainties and risks. Before making a decision whether to invest in our common shares, you should consider carefully the risks described in this prospectus supplement and the accompanying base prospectus and under “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2015, as they may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC and in our other filings with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying base prospectus. The risks described are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate as well as the additional risks and uncertainties described elsewhere in this prospectus supplement or in the documents incorporated by reference in this prospectus supplement may also adversely affect our business, operating results, financial condition and prospects, as well as the value of an investment in our common shares.

If any of the risks actually were to occur, our business, financial condition, results of operations or cash flow could be affected materially and adversely. In that case, you could lose all or part of your investment in our common shares. Please also read “Forward-Looking Information” beginning on page S-iii of this prospectus supplement.

Future sales, or the perception of future sales, by us in the public market following this offering could cause the market price for our common shares to decline.

After this offering, the sale of a substantial number of common shares in the public market by us, or the perception that such sales could occur, could harm the prevailing market price of our common shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell common shares in the future at a time and at a price that we deem appropriate. We may also issue common shares in connection with investments, acquisitions or debt exchange transactions. The amount of common shares issued in connection with any such transaction could constitute a material portion of our then-outstanding common shares and may result in additional dilution.

The price of our common shares in this offering may not be indicative of the market price of our common shares after this offering and is likely to fluctuate in the future as a result of a number of factors.

The market price of our common shares has historically experienced and may continue to experience volatility. For example, during 2015, the market price of our common shares ranged between a low of $1.17 per share to a high of $4.95 per share, and the market price of our common shares has ranged between a low of $0.75 per share and a high of $2.81 in 2016. From January 1, 2017 to January 31, 2017, the market price of our common shares has ranged between a low of $2.21 per share and a high of $3.70 per share. Such fluctuations may continue because of numerous factors, including:

•	the level of supply and demand for oil, coal, natural gas, iron ore and other minerals;

•	the level of activity, spending and development in the Canadian oil sands;

•

certain of our customers may not reach positive final investment decisions on, or may otherwise not complete, projects with respect to which we have been awarded contracts to provide related accommodation, which may cause those customers to terminate the contracts;

•	the level of demand for coal and other natural resources from Australia;

•	the availability of attractive oil and natural gas field assets, which may be affected by governmental actions or environmental activists which may restrict drilling;

•	fluctuations in the current and future prices of oil, coal and natural gas;

•	fluctuations in foreign currency exchange rates;

•	general global economic conditions and the pace of global economic growth;

•

changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof, including taxing authorities not agreeing with our assessment of the effects of such laws, treaties and regulations;

•	global weather conditions and natural disasters;

•	our ability to find and retain skilled personnel;

•	the availability and cost of capital; and

•	the inability to realize expected benefits from our recent redomicile to Canada.

Our financial position, cash flows, results of operations and share price could be materially adversely affected if commodity prices do not improve or if they decline further. In addition, in recent years the stock market has experienced substantial price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons potentially unrelated to their operating performance. Our share price may experience substantial volatility due to uncertainty regarding commodity prices. These market fluctuations, regardless of the cause, may materially and adversely affect our share price, regardless of our operating results.

There may be future dilution of our common shares, which could adversely affect the market price of our common shares.

We are not restricted from issuing additional common shares up to the number of shares authorized in our notice of articles and articles, including securities that are convertible into, or exchangeable for, or that represent the right to receive, our common shares, except as described in this prospectus under “Underwriting (Conflicts of Interest),” as limited by the rules of the NYSE and so long as such issuance does not otherwise constitute a change in control under the terms of our credit facilities. In the future, we may issue our common shares to raise capital or acquire interests in other companies or property by using a combination of cash and our common shares or only our common shares. Any of these events may dilute your ownership interest in us, reduce our earnings per share and have an adverse effect on the price of our common shares. In addition, sales of a substantial amount of our common shares in the public market, or the perception that these sales may occur, could reduce the market price of our common shares.

RBC Capital Markets may waive or release the lock-up restrictions entered into in connection with this offering, which could adversely affect the price of our common shares.

In connection with this offering, we and each of our directors and executive officers have agreed to certain lock-up restrictions with respect to the sale and resale of shares of our common shares for a period of 60 days after the date of this prospectus supplement. RBC Capital Markets, at any time and without notice, may release all or any portion of the common shares subject to the foregoing lock-up restrictions. If such restrictions are waived, then common shares will be available for sale into the public markets, which could cause the market price of our common shares to decline and impair our ability to raise capital.

USE OF PROCEEDS

We expect the net proceeds from this offering to be approximately $        million, or $        million if the underwriter exercises its option to purchase additional common shares in full, in each case after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay amounts outstanding under our revolving credit facilities and for general corporate purposes. Amounts repaid under our revolving credit facilities may be reborrowed from time to time to fund our ongoing capital expenditure program and acquisitions and for other general corporate purposes.

As of January 26, 2017, borrowings and letters of credit outstanding under our revolving credit facilities and the respective applicable weighted average interest rates were as follows (in millions, except for weighted average interest rate) (all dollar amounts are shown in U.S. dollars):

	Outstanding Borrowings	Outstanding Letters of Credit	Weighted Average Interest Rate
$50 million U.S. revolving credit facility	$0.6	$0.5	6.00%
$100 million Canadian revolving credit facility (Tranche A)	$—	$0.6	5.20%
$100 million Canadian revolving credit facility (Tranche B)	$20.6	$—	4.90%
$100 million Australian revolving credit facility	$6.8	$0.6	5.19%

The revolving credit facilities mature on May 28, 2019, and existing borrowings under our revolving credit facilities were incurred to fund our ongoing capital expenditure program and for working capital purposes.

Affiliates of the underwriter are lenders under our revolving credit facilities and, as a result, will receive a portion of the net proceeds of this offering. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2016:

•	on a historical basis; and

•

as adjusted to reflect the sale of common shares in this offering and the application of the net proceeds (before expenses) therefrom to repay amounts outstanding under our revolving credit facilities.

You should read this table in conjunction with our historical financial statements and notes that are incorporated by reference into this prospectus supplement and the accompanying base prospectus for additional information about our capital structure.

	As of September 30, 2016
	Historical	As Adjusted
	(in millions)
Cash and cash equivalents	$2.5	$

Total debt
U.S. term loan	24.4		24.4
Canadian term loan	304.7		304.7
$50 million U.S. revolving credit facility(1)	4.6
$100 million Canadian revolving credit facility (Tranche A)(2)	3.4
$100 million Canadian revolving credit facility (Tranche B)(3)	30.5
$100 million Australian revolving credit facility(4)	10.7
Unamortized debt issuance costs	(4.5)		(4.5)

Total debt	$373.8	$

Shareholders’ Equity:
Common shares (without par value; 550,000,000 shares authorized, 108,167,067 shares issued and 108,098,786 shares outstanding at September 30, 2016)	—		—
Additional paid-in capital	1,310.5
Accumulated deficit	(456.8)		(456.8)
Common shares held in treasury at cost (68,281 shares at September 30, 2016)	(0.1)		(0.1)
Accumulated other comprehensive loss	(339.8)		(339.8)

Total Civeo Corporation shareholders’ equity	513.8

Noncontrolling interest	1.0		1.0

Total shareholders’ equity	514.6

Total capitalization	$888.6	$

(1)	As of January 26, 2017, there were $0.6 million in borrowings and $0.5 million in letters of credit outstanding under our $50 million U.S. revolving credit facility.
(2)	As of January 26, 2017, there were $0.0 million in borrowings and $0.6 million in letters of credit outstanding under our $100 million Canadian revolving credit facility (Tranche A).

(3)	As of January 26, 2017, there were $20.6 million in borrowings and $0.0 million in letters of credit outstanding under our $100 million Canadian revolving credit facility (Tranche B).
(4)	As of January 26, 2017, there were $6.8 million in borrowings and $0.6 million in letters of credit outstanding under our $100 million Australian revolving credit facility.

PRICE RANGE OF COMMON SHARES

Our common shares trade on the New York Stock Exchange under the symbol “CVEO.” A “when-issued” trading market for our common shares on the New York Stock Exchange began on May 19, 2014 and “regular-way” trading began on June 2, 2014. Prior to May 19, 2014, there was no public market for our common shares. On January 26, 2017, we had 108,089,347 common shares outstanding, held of record by approximately 17 record holders.

The closing price of our common shares on January 31, 2017 as reported on the New York Stock Exchange was $3.54 per share. The following table shows the high and low sales prices per share of our common shares on the New York Stock Exchange for the periods indicated.

	High	Low	Dividend Declared per Share
Fiscal Year 2017
First Quarter (through January 31, 2017)	$3.70	$2.21	—

Fiscal Year 2016
Fourth Quarter	$2.81	$1.06	—
Third Quarter	1.96	1.00	—
Second Quarter	2.40	1.01	—
First Quarter	1.64	0.75	—

Fiscal Year 2015
Fourth Quarter	$2.39	$1.29	—
Third Quarter	3.12	1.17	—
Second Quarter	4.96	2.55	—
First Quarter	4.20	2.25	—

Fiscal Year 2014
Fourth Quarter	$13.33	$3.88	$0.13
Third Quarter	28.19	11.60	$0.13
Second Quarter (from June 2, 2014)	28.40	22.46	—

Dividend Information

We paid quarterly dividends in the amount of $0.13 per share during the third and fourth quarters of 2014. We do not currently pay dividends. The declaration and amount of all potential future dividends will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, results of operations, cash flows, prospects, industry conditions, capital requirements of our business, covenants associated with certain debt obligations, legal requirements, regulatory constraints, industry practice and other factors the board of directors deems relevant. In addition, our ability to pay dividends is limited by covenants in our credit facility. Future agreements may also limit our ability to pay dividends, and we may incur incremental taxes if we are required to repatriate foreign earnings to pay such dividends. If we elect to pay dividends in the future, the amount per share of our dividend payments may be changed, or dividends may again be suspended, without advance notice. The likelihood that dividends will be reduced or suspended is increased during periods of market weakness. There can be no assurance that we will pay a dividend in the future.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes the material U.S. federal income tax consequences of holding and disposing of our common shares. This discussion does not address any aspects of U.S. federal tax law other than U.S. federal income taxation, is not a complete analysis or listing of all potential tax consequences of holding and disposing of our common shares, and does not address all tax considerations that may be relevant to the particular circumstances of a holder of our common shares. In particular, the discussion below addresses only the U.S. federal income tax consequences to holders who hold our common shares solely as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the “Code”, and it does not discuss any tax consequences that might apply under state, local or foreign tax law. In addition, the discussion below does not address all tax consequences that may be relevant to holders who are subject to special rules under U.S. federal income tax laws, such as:

•	banks, financial institutions or insurance companies;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

•	mutual funds;

•	“controlled foreign corporations”, “passive foreign investment companies,” or “PFICs,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons deemed to sell our common shares under the constructive sale provisions of the Code;

•	personal holding companies;

•

persons who hold our common shares through a financial account at a foreign financial institution that does not meet the requirements for avoiding withholding with respect to certain payments under Section 1471 of the Code;

•	persons who hold our common shares as part of a straddle, hedge, wash sale, integrated transaction or conversion transaction;

•	certain persons who have been, but are no longer, citizens or residents of the United States;

•	persons holding our common shares through a partnership or other fiscally transparent person;

•	dealers or traders in securities, commodities or currencies;

•	grantor trusts;

•	persons subject to the alternative minimum tax;

•	U.S. persons whose “functional currency” is not the U.S. dollar;

•	regulated investment companies and real estate investment trusts;

•	persons who hold or received our common shares through the exercise of any employee stock option or otherwise as compensation; or

•	persons who own (directly or through attribution) 10% or more of our voting shares.

This discussion is based on the Code, existing and proposed Treasury regulations promulgated thereunder, or the “Treasury Regulations”, judicial and administrative interpretations thereof and the Convention between the United States of America and Canada with Respect to Taxes on Income and on Capital, or the “U.S.-Canada Tax Treaty”, in each case as of the date hereof. Each of the foregoing is subject to change, which change could apply with retroactive effect and could affect the accuracy of the statements and conclusions set forth in this discussion. No ruling has been or will be sought from the

Internal Revenue Service, or IRS, as to the U.S. federal tax consequences described below. There can be no assurance that the IRS will not challenge any of the U.S. federal tax consequences described below.

The determination of the actual tax consequences of holding and disposing of our common shares to a holder will depend on the holder’s specific situation. Holders should consult their own tax advisors as to the tax consequences of holding and disposing of our common shares in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our common shares that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident alien of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if (1) a U.S. court can exercise primary supervision over the trust’s administration and (2) one or more U.S. persons have the authority to control all substantial decisions of the trust.

A “non-U.S. holder” is a beneficial owner of our common shares (other than a partnership or entity or other arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not a U.S. holder. For purposes of this discussion, “holder” or “stockholder” means either a U.S. holder or a non-U.S. holder or both, as the context may require.

If a partnership (including an entity or other arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our common shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Holders of our common shares that are partnerships and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them of the ownership and disposition of our common shares.

Material U.S. Federal Income Tax Consequences to U.S. Holders

Taxation of Distributions on our Common Shares

Subject to the discussion below under “— Passive Foreign Investment Company Provisions”, U.S. holders will be required to include in gross income the gross amount of any distribution received on our common shares to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. We refer to such a distribution herein as a dividend. U.S. corporate holders will not be eligible for a dividends-received deduction with respect to such dividends.

Subject to certain limitations, including minimum holding period requirements, and provided that (i) the common shares are listed on the New York Stock Exchange (or certain other stock exchanges) or we qualify for benefits under the U.S.-Canada Tax Treaty and (ii) we are not a PFIC in the taxable year in which a dividend is paid or in the preceding taxable year, dividends paid to non-corporate U.S. holders may be “qualified dividend income” taxable at preferential rates. As discussed below in “— Passive Foreign Investment Company Provisions”, we do not believe that we will be a PFIC for our current taxable year or for the preceding taxable year, although no assurances can be provided that the IRS will not reach a contrary conclusion. U.S. holders should consult their own tax advisors regarding the availability of this preferential tax rate under their particular circumstances.

Generally, dividends on our common shares will constitute non-U.S. source “passive category” income or in certain cases “general category” income for U.S. foreign tax credit purposes, which may be relevant to U.S. holders in calculating their foreign tax credit limitations.

Distributions in excess of our current and accumulated earnings and profits will be applied first to reduce the U.S. holder’s tax basis in its common shares, and thereafter will be treated as gain from the sale or exchange of such common shares. However, because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions will generally be reported to U.S. holders as dividends.

Taxation of Dispositions of our Common Shares

Subject to the discussion below under “— Passive Foreign Investment Company Provisions”, a U.S. holder of common shares generally will recognize U.S. source capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other taxable disposition of our common shares in an amount equal to the difference between the U.S. dollar value of the amount realized from such sale, exchange or other taxable disposition and the U.S. holder’s adjusted tax basis in such common shares. Non-corporate U.S. holders, including individuals, who have held such common shares for more than one year generally will be eligible for reduced tax rates on long-term capital gains. The deductibility of capital losses is subject to limitations. U.S. holders should consult their own tax advisors regarding how to account for sale or other disposition proceeds that are paid in a currency other than the U.S. dollar. Special rules not described herein may apply to U.S. holders who do not have a uniform tax basis and holding period in all of their common shares, and any such U.S. holders are urged to consult their own tax advisors with regard to such rules.

Medicare Tax

Certain U.S. holders that are individuals, estates or certain trusts will be subject to a 3.8% tax (the “Medicare Tax”) on the lesser of (a) the U.S. holder’s “net investment income” for the relevant taxable year and (b) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. holder’s net investment income will generally include dividends received on the common shares and net gains from the disposition of the common shares. A U.S. holder that is an individual, estate or trust should consult the holder’s tax advisor regarding the applicability of the Medicare Tax to the holder’s dividend income and gains in respect of the holder’s investment in the common shares.

Passive Foreign Investment Company Provisions

The U.S. federal income tax consequences to U.S. holders of holding and disposing of our common shares in some cases could be materially different from that described above if, at any relevant time, we were classified as a PFIC.

For U.S. federal income tax purposes, a foreign corporation is classified as a PFIC for any taxable year if either (A) 75% or more of its gross income is “passive income” or (B) the average percentage (by value) of assets held by such corporation which produce passive income or which are held for the production of passive income (“passive assets”) is 50% or more. In this regard, passive income generally includes dividends, interest, rents, royalties and gains from the sale or other disposition of passive assets, but an exception is available for rents and royalties derived in the active conduct of a leasing or licensing business (“active business exception”). For purposes of the PFIC determination, a foreign corporation is deemed to own its proportionate share of the assets, and to receive directly its proportionate share of the income, of any other corporation of which the foreign corporation owns, directly or indirectly, at least 25% by value of the stock.

We believe that we were not a PFIC for our most recently completed taxable year and, on the basis of our anticipated income, assets and operations, and assuming our qualification for the active business exception, we do not expect to be classified as a PFIC in the foreseeable future. Nevertheless, the tests for determining PFIC status are complex and fact dependent. In addition, there is difficulty in accurately predicting future income and assets relevant to the PFIC determination, and business plans are subject to change. Accordingly, we cannot assure U.S. holders that we will not become a PFIC or that the IRS will not take a contrary position. If we should determine in the future that we are a PFIC, we will endeavor to so notify U.S. holders of our common shares, although there can be no assurance that we will be able to do so in a timely and complete manner.

Absent certain elections, if we were a PFIC for any taxable year during which a U.S. holder owned our common shares, the U.S. holder would be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition (including a pledge) of our common shares. Distributions received by a U.S. holder in a taxable year that are greater than 125% of the average annual distributions received by such holder during the shorter of the three preceding taxable years or such holder’s holding period for our common shares will be treated as an excess distribution. Under these special tax rules, if a U.S. holder receives any excess distribution or realizes any gain from a sale or other disposition of our common shares:

•	the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period for our common shares,

•	the amount allocated to the current taxable year, and any taxable year before the first taxable year in which we are a PFIC, will be treated as ordinary income, and

•

the amount allocated to each other year will be subject to the highest tax rate for the class of taxpayer (individual or corporation) in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

As an alternative to the foregoing rules, certain elections may be available to U.S. holders of our common shares if we were treated as a PFIC for any taxable year. U.S. holders of such common shares should consult their own tax advisors about the PFIC rules, including the availability of certain elections.

Material U.S. Federal Income Tax Consequences to Non-U.S. Holders

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on dividends paid with respect to our common shares unless the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. (and, if an income tax treaty applies, the dividends are attributable to a permanent establishment or fixed place of business maintained by the non-U.S. holder in the U.S.). Except to the extent otherwise provided under an applicable income tax treaty, a non-U.S. holder generally will be taxed in the same manner as a U.S. holder on dividends that are effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business. Effectively connected dividends received by a corporate non-U.S. holder may also be subject to an additional U.S. branch profits tax at a 30% rate (or, if applicable, a lower treaty rate).

In addition, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange or other disposition of our shares unless: (1) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the U.S. (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed place of business maintained by the non-U.S. holder in the U.S.); or (2) in the case of certain capital gains recognized by a non-U.S. holder that is an individual, such individual is present in the U.S. for 183 days or more during the taxable year in which the capital gain is recognized and certain other conditions are met. Except to the extent otherwise provided under an applicable income tax treaty, a non-U.S. holder generally will be taxed in the same manner as a U.S. holder on gains recognized that are effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business. Effectively connected gains recognized by a corporate non-U.S. holder may also be subject to an additional U.S. branch profits tax at a 30% rate (or, if applicable, a lower treaty rate).

Information Reporting and Backup Withholding

In general, payments to a U.S. holder of distributions or the proceeds of a disposition of our common shares will be subject to information reporting. These payments to a U.S. holder also may be subject to backup withholding if the U.S. holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that it has failed to report all interest or corporate distributions required to be reported on its U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W8-ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a holder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax, if any, (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

Holders should consult their tax advisors regarding the application of information reporting and backup withholding to their particular situations.

Foreign Financial Asset Reporting

Certain U.S. holders, including individuals and certain closely held entities, that hold interests in “specified foreign financial assets”, as defined in the Treasury Regulations, which may include our common shares, may be required to disclose certain information relating to such assets to the IRS, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions). U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of our common shares. Penalties may apply to the failure to properly disclose such information.

The foregoing discussion is for general information only and not intended to be legal or tax advice. Tax consequences to any particular holder will depend on that holder’s particular situation. Holders are encouraged to consult their own tax advisors to determine the specific tax consequences of owning and disposing of our common shares, including the applicability of U.S. federal, state, local and foreign tax laws, and the effect of any proposed change in the tax laws to them.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes, as of the date hereof, the material Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) and the regulations thereunder (the “Canadian Tax Act”) to a purchaser who acquires our common shares pursuant to this offering and who at all relevant times, for purposes of the Canadian Tax Act, holds the common shares issued pursuant to this offering as capital property and deals at arm’s length with and is not affiliated with us (a “Holder”). Generally, the common shares will be capital property to a Holder provided the Holder does not acquire or hold the common shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Canadian Tax Act in force as of the date hereof, and our understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is not applicable to a Holder: (i) an interest in which is a “tax shelter investment” (as defined in the Canadian Tax Act); (ii) that is a “financial institution” for purposes of the “mark-to-market property” rules (as defined in the Canadian Tax Act); (iii) that has elected to report its “Canadian tax results” (as defined in the Canadian Tax Act) in a currency other than Canadian currency; or (iv) that enters into a “synthetic disposition arrangement” or a “derivative forward agreement” (each as defined in the Canadian Tax Act) in respect of the common shares. Such Holders should consult their own Canadian tax advisors with respect to an investment in our common shares.

Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding, or disposition of our common shares must be converted into Canadian dollars based on exchange rates as determined in accordance with the Canadian Tax Act.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Holder. This summary is not exhaustive of all Canadian federal income tax considerations applicable to an investment in our common shares issued pursuant to this offering. Accordingly, prospective purchasers of our common shares should consult their own Canadian tax advisors having regard to their own particular circumstances.

Material Canadian Federal Income Tax Consequences to Holders Resident in Canada

This portion of the summary is generally applicable to a Holder who at all relevant times, for the purposes of the Canadian Tax Act and any applicable income tax treaty or convention, is, or is deemed to be resident in Canada (a “Resident Holder”). Certain Resident Holders whose common shares do not otherwise qualify as capital property may be entitled to make or may have already made the irrevocable election permitted by subsection 39(4) of the Canadian Tax Act, the effect of which may be to deem our common shares (and every other “Canadian security” as defined in the Canadian Tax Act) owned by such Resident Holders to be capital property in the taxation year in which the election is made and in all subsequent taxation years. Resident Holders should consult their own Canadian tax advisors concerning this election.

Taxation of Dividends on our Common Shares

Dividends received or deemed to be received on our common shares will be included in computing a Resident Holder’s income. In the case of a Resident Holder who is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules normally applicable in respect of taxable dividends received from taxable Canadian corporations (as defined in the Canadian Tax Act), including the enhanced gross-up and dividend tax credit applicable to any dividends designated by the Corporation as an eligible dividend in accordance with the provisions of the Canadian Tax Act. A dividend received or deemed to be received by a Resident Holder that is a corporation will generally be deductible in computing the corporation’s taxable income, subject to all relevant restrictions under the Canadian Tax Act.

A Resident Holder that is a private corporation (as defined in the Canadian Tax Act), or any other corporation controlled, whether because of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or related group of individuals (other than trusts) will generally be liable to pay a refundable tax under Part IV of the Canadian Tax Act on dividends received or deemed to be received on our common shares to the extent such dividends are deductible in computing the Resident Holder’s taxable income for the taxation year.

Taxation of Dispositions of our Common Shares

Generally, a Resident Holder who disposes of or is deemed to have disposed of our common shares (other than to us) will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of the common share immediately before the disposition or deemed disposition. See “Material Canadian Federal Income Tax Considerations — Taxation of Capital Gains and Capital Losses”.

The cost to a Resident Holder of our common shares for purposes of the Canadian Tax Act acquired pursuant to this offering will be the price paid for such common shares. For the purpose of computing the adjusted cost base of such common shares to the Resident Holder, the cost of such common shares will be averaged with the adjusted cost base of all other of our common shares held by the Resident Holder as capital property at that time.

Alternative Minimum Tax

In general terms, a Resident Holder who is an individual (other than certain trusts) that receives or is deemed to have received taxable dividends on our common shares or realizes a capital gain on the disposition or deemed disposition of our common shares may be liable for alternative minimum tax under the Canadian Tax Act. Resident Holders that are individuals should consult their own Canadian tax advisors in this regard.

Taxation of Capital Gains and Capital Losses

Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in the year. Subject to and in accordance with the provisions of the Canadian Tax Act, a Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in the year. Allowable capital losses in excess of taxable capital gains for the year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Canadian Tax Act.

The amount of any capital loss realized on the disposition or deemed disposition of a common share by a Resident Holder that is a corporation may, in certain circumstances, be reduced by the amount of dividends received or deemed to have been received by it on such common shares, to the extent and under the circumstances specified in the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns common shares, directly or indirectly, through a partnership or trust. Resident Holders to whom these rules may be relevant should consult their own Canadian tax advisors.

A Resident Holder that is throughout the relevant taxation year a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) may be liable to pay a refundable tax on any taxable capital gains.

Eligibility for Investment

Provided that they are listed on a “designated stock exchange” as defined in the Canadian Tax Act (which includes the NYSE) our shares will be qualified investments under the Canadian Tax Act for a trust governed by a “registered retirement savings plan” (“RRSP”), “registered retirement income fund” (“RRIF”), “tax-free savings account” (“TFSA”), “registered education savings plan”, “deferred profit sharing plan” or “registered disability savings plan” (as those terms are defined in the Canadian Tax Act). However, the holder of a TFSA, or the annuitant under a RRSP or RRIF which holds our common shares will be subject to penalty taxes as set out in the Canadian Tax Act if the holder or annuitant, as the case may be, does not deal at arm’s length with us or has a “significant interest” in us, all as defined in and for purposes of the Tax Act. Holders who intend to hold our common shares in their RRSP, RRIF or TFSA should consult their own Canadian tax advisers regarding their particular circumstances.

Material Canadian Federal Income Tax Consequences to Holders Not Resident in Canada

This portion of the summary is generally applicable to a Holder who at all relevant times, for the purposes of the Canadian Tax Act and any relevant income tax treaty or convention: (i) is not, and is not deemed to be, resident in Canada; (ii) does not use or hold, and is not deemed to use or hold, any of our common shares in a business carried on in Canada; and (iii) is not an insurer who carries on an insurance business in Canada and elsewhere or an authorized foreign bank (a “Non-Resident Holder”).

Taxation of Disposition of our Common Shares

A Non-Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gains realized on the disposition or deemed disposition of our common shares (other than to us) unless the common shares are “taxable Canadian property” to the Non-Resident Holder for the purposes of the Canadian Tax Act and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident such as under the Canada-United States Income Tax Convention (1980) (the “Treaty”).

Generally, our common shares will not constitute taxable Canadian property to a Non-Resident Holder at a particular time provided that: (a) the common shares are listed at that time on a designated stock exchange (as defined in the Canadian Tax Act) (which currently includes the NYSE); and (b) either: (i) the Non-Resident Holder, persons with whom the Non-Resident Holder does not deal with at arm’s length, one or more partnerships in which the Non-Resident Holder, or any such persons hold a membership interest (either directly or indirectly through one or more partnerships), or any combination of the forgoing, have not owned 25% or more of any class or series of our capital stock at any time during the 60-month period that ends at that time; or (ii) the common shares, at all times during the 60-month period that ends at that time did not derive, directly or indirectly, more than 50% of their fair market value from one or any combination of: (i) real or immovable property situated in Canada; (ii) “Canadian resource properties” (as defined in the Canadian Tax Act); (iii) “timber resource properties” (as defined in the Canadian Tax Act); and (iv) options in respect of, or an interest in, or for civil law a right in, a property described in (i) to (iii).

Taxation of Dividends on our Common Shares

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Holder on our common shares will be subject to Canadian withholding tax under the Canadian Tax Act at a rate of 25% of the gross amount of the dividend, subject to reduction under the provisions of an applicable income tax treaty or convention. Under the Treaty, where the Non-Resident Holder is a resident of the United States, is entitled to full benefits under the Treaty and is the beneficial owner of the dividends, the rate of Canadian withholding tax applicable to the dividends is generally reduced to 15%.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms of an underwriting agreement, which we will file as an exhibit to a Current Report on Form 8-K and which will be incorporated by reference into this prospectus supplement and the accompanying base prospectus, the underwriter named below has agreed to purchase from us the number of common shares shown opposite its name below:

Underwriter	Number of Shares
RBC Capital Markets, LLC.	20,000,000

Total	20,000,000

The underwriting agreement provides that the underwriter’s obligation to purchase common shares depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•

the obligation to purchase all of the common shares offered hereby (other than those common shares covered by its option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us to the underwriter are true;

•	there is no material change in our business or the financial markets; and

•	our delivery of customary closing documents to the underwriter.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions that we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriter pays to us for the shares.

	No Exercise	Full Exercise
Per Share	$	$
Total (in thousands)	$	$

The underwriter has advised us that it proposes to offer our common shares directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers at such offering price less a selling concession not in excess of $        per share. After this offering, the underwriter may change the offering price and other selling terms. Sales of common shares made outside of the United States may be made by affiliates of the underwriter. The offering of the shares by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.

The expenses of this offering that are payable by us are estimated to be approximately $          (excluding underwriting discounts and commissions).

Option to Purchase Additional Shares

We have granted the underwriter an option exercisable for 30 days after the date of this prospectus to purchase, from time to time, in whole or in part, up to an aggregate of 3,000,000 additional shares at the public offering price less underwriting discounts and commissions.

Lock-Up Agreements

We and all of our directors and executive officers have agreed or will agree that, for a period of 60 days after the date of this prospectus, we and they will not directly or indirectly, without the prior written consent of RBC Capital Markets, LLC, offer, sell, contract to sell, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to, any of our common shares or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction, subject to specified exceptions.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common shares, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase in this offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriter in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriter may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

•	Syndicate covering transactions involve purchases of common shares in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Listing on the New York Stock Exchange

Our common shares are listed on the NYSE under the symbol “CVEO”.

Stamp Taxes

If you purchase common shares offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price.

Other Relationships

The underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or may in the future receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities), currencies, commodities, credit default swaps and other financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Affiliates of RBC Capital Markets, LLC serve as administrative agents, collateral agents and lenders under our revolving credit facilities and will receive more than 5% of the net proceeds of this offering. Such underwriter is deemed to have a “conflict of interest” under FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in FINRA Rule 5121, exists for our common shares. In accordance with FINRA Rule 5121, no underwriter will confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder. See “Use of Proceeds.”

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriter’s or selling group member’s web site and any information contained in any other web site maintained by the underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Selling Restrictions

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized; (ii) in which any person making such offer or solicitation is not qualified to do so; or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of our common shares or possession or distribution of this prospectus or any other offering or publicity material relating to our common shares in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, the underwriter has undertaken that it will not, directly or indirectly, offer or sell any of our common shares or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of our common shares by it will be made on the same terms.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than € 43,000,000 and (3) an annual net turnover of more than € 50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

The underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS

Certain legal matters related to the offering will be passed upon for us by Baker Botts L.L.P., Houston, Texas. The validity of the issue of common shares to be sold in this offering is being passed upon for us by Dentons Canada LLP, Vancouver, British Columbia, Canada. Certain legal matters in connection with the offering will be passed upon for the underwriter by Vinson & Elkins L.L.P., Houston, Texas and Bennett Jones LLP, Calgary, Alberta, Canada.

EXPERTS

The consolidated financial statements of Civeo Corporation appearing in Civeo Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Civeo Corporation’s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

CIVEO CORPORATION

$300,000,000

Common Shares

Preferred Shares

Debt Securities

Warrants

We may issue and sell from time to time securities described in this prospectus for a total initial offering price of up to $300,000,000. This prospectus contains summaries of the general terms of the securities. At the time of each offering, we will provide the specific terms of the offering and the securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. Our common shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “CVEO.” The last reported sale price of our common shares on July 28, 2016, as reported by the NYSE, was $1.37 per share.

Investing in our securities involves risks. Please carefully review the information under the heading “Risk Factors” on page 1. In addition, risks associated with any investment in our securities may be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described in “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 22, 2016

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may offer any combination of the securities described in this prospectus in one or more offerings with a total initial offering price of up to $300,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement may also add to, update or change the information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to sell the offered securities. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus and that the information incorporated by reference in this prospectus is accurate only as of the date the respective information was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT CIVEO CORPORATION

We are one of the largest integrated providers of workforce accommodations, logistics and facility management services to the natural resource industry. We operate in some of the world’s most active oil, coal, natural gas and iron ore producing regions, including Canada, Australia and the U.S. We have established a leadership position in providing a fully integrated service offering to our customers, which include major and independent oil and natural gas companies, mining companies and oilfield and mining service companies.

On July 17, 2015, we completed a change in our legal domicile from Delaware to British Columbia, Canada. Our former Delaware parent company, which we refer to as “Civeo US,” entered into a merger transaction, which we refer to as the “redomicile transaction,” with Civeo US Merger Co, a newly formed Delaware corporation and our wholly owned subsidiary, which was approved by Civeo US’s stockholders and whereby Civeo US became our wholly owned subsidiary. As a result of the redomicile transaction, we became the parent company of the Civeo group of companies. Any references in this prospectus to “Civeo,” the “company,” “we,” “us” or “our” or any similar references relating to dates or periods before the redomicile transaction refer to Civeo US and its subsidiaries or, if the context so requires, Civeo US alone.

Our executive offices are located at Three Allen Center, 333 Clay Street, Suite 4980, Houston, Texas 77002, and our telephone number is (713) 510-2400.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” including the risk factors incorporated by reference herein from Civeo’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q and from other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein, together with all of the other information included in this prospectus, the applicable prospectus supplement and the documents we incorporate by reference.

If any of these risks were to occur, our business, financial condition, results of operations or cash flows could be adversely affected. You could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to that offering in the prospectus supplement.

FORWARD-LOOKING INFORMATION

We include the following cautionary statement to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 for any “forward-looking statement” made by us or on our behalf. All statements other than statements of historical facts included in this prospectus, including the information we incorporate by reference, are forward-looking statements. The forward-looking statements can be identified by the use of forward-looking terminology including “may,” “expect,” “anticipate,” “estimate,” “continue,” “believe” or other similar words. Such statements may include statements regarding our future financial position, budgets, capital expenditures, projected costs, plans and objectives of management for future operations and possible future strategic transactions. Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while we believe such assumptions or bases to be reasonable and make them in good faith, assumed facts or bases almost always vary from actual results. The differences between assumed facts or bases and actual results can be material, depending upon the circumstances. The factors identified in this cautionary statement are important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by us, or on our behalf.

In any forward-looking statement where we, or our management, express an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Taking this into account, the following are identified as important factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, our company:

•	the level of supply and demand for oil, coal, natural gas, iron ore and other minerals;

•	the level of activity, spending and developments in the Canadian oil sands;

•	the level of demand for coal and other natural resources from Australia;

•	the availability of attractive oil and natural gas field assets, which may be affected by governmental actions or environmental activists which may restrict drilling;

•	fluctuations in the current and future prices of oil, coal and natural gas;

•	fluctuations in foreign currency exchange rates;

•	general global economic conditions and the pace of global economic growth;

•	changes in tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof, including taxing authorities not agreeing with our assessment of the effects of such laws, treaties and regulations;

•	global weather conditions and natural disasters;

•	our ability to find and retain skilled personnel;

•	the availability and cost of capital;

•	the inability to realize expected benefits from our recent redomicile to Canada; and

•	the other factors identified under “Risk Factors” above.

Such risks and uncertainties are beyond our ability to control, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we do not undertake any obligation to publicly update or revise any forward-looking statements except as required by law.

USE OF PROCEEDS

Unless we inform you otherwise in an applicable prospectus supplement, we expect to use the net proceeds from the sale of securities offered by us under this prospectus for general corporate purposes. These purposes may include:

•	capital expenditures;

•	acquisitions;

•	working capital; and

•	repayment, refinancing or redemption of indebtedness or other securities.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges, or deficiency of earnings, for each of the periods indicated (dollars in thousands):

	Six Months Ended June 30,	Year ended December 31,
	2016(a)	2015(b)	2014(c)	2013	2012	2011
Ratio of earnings to fixed charges	—	—	—	9.5x	10.8x	8.7x
Deficiency of earnings available to cover fixed charges	$43,364	$165,535	$159,069	—	—	—

(a)	In the six months ended June 30, 2016, we recorded an $8.4 million pre-tax loss from impairments of our long-lived assets.
(b)	In 2015, we recorded a $43.2 million pre-tax loss from goodwill impairments and a $79.7 million pre-tax loss from impairments of our long-lived assets, including intangible assets.
(c)	In 2014, we recorded a $202.7 million pre-tax loss from goodwill impairments and an $87.8 million pre-tax loss from impairments of our long-lived assets, including intangible assets.

For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pretax income or loss, plus fixed charges (excluding capitalized interest), plus amortization of capitalized interest, less noncontrolling interests in subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed, capitalized interest, amortization of debt issue costs and an estimate of the interest within rental expense.

Our earnings were insufficient to cover fixed charges by $43.4 million for the six months ended June 30, 2016 and $165.5 million and $159.1 million for the years ended December 31, 2015 and 2014, respectively. As a result, the ratio of earnings to fixed charges was less than 1.0 for these years. The deficiencies of earnings to fixed charges for these years are presented in the table above.

We had no preferred shares outstanding for any period presented, and accordingly, the ratio of earnings to fixed charges and preferred share dividends is the same as the ratio of earnings to fixed charges.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be our general unsecured obligations. We will issue senior debt securities under an indenture to be entered into between us and a trustee we will name in the prospectus supplement relating to senior debt securities. We refer to this indenture as the senior indenture. We will issue subordinated debt securities under an indenture to be entered into between us and a trustee we will name in the prospectus supplement relating to subordinated debt securities. We refer to this indenture as the subordinated indenture. We refer to the senior indenture and the subordinated indenture collectively as the indentures. The indentures will be substantially identical, except for provisions relating to subordination.

We have summarized material provisions of the indentures and the debt securities below. This summary is not complete. We have filed the forms of indentures with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you. Please read “Where You Can Find More Information.”

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to “we,” “us” or “our” refer to Civeo Corporation only and not to any of its subsidiaries.

General

Neither indenture limits the amount of debt securities that may be issued under that indenture, and neither limits the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance.

The senior debt securities will constitute our senior unsecured indebtedness and will rank equally in right of payment with all of our other unsecured and unsubordinated debt and senior in right of payment to all of our subordinated indebtedness. The senior debt securities will be effectively subordinated to, and thus have a junior position to, our secured indebtedness with respect to the assets securing that indebtedness. The subordinated debt securities will rank junior to all of our senior indebtedness and may rank equally with or senior to other subordinated indebtedness we may issue from time to time.

We currently conduct our operations through subsidiaries, and our operating income and cash flow are generated by our subsidiaries. As a result, cash we obtain from our subsidiaries is the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our subsidiaries on their assets and earnings.

Neither indenture contains any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Terms

The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether the debt securities will be senior or subordinated debt securities;

•	the price at which we will issue the debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	whether and under what circumstances we will pay any additional amounts with respect to the debt securities;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities;

•	the denominations in which we will issue the debt securities if other than $1,000 and integral multiples of $1,000;

•	whether payments on the debt securities will be payable in foreign currency or currency unit or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities;

•	with respect to the subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

•	any other terms of the debt securities not inconsistent with the applicable indenture.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Subordination

Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt (as defined below). Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal of or any premium or interest on the subordinated debt securities if:

•	we fail to pay the principal, interest, premium or any other amounts on any Senior Debt when due; or

•	we default in performing any other covenant (a “covenant default”) on any Senior Debt that we have designated if the covenant default allows the holders of that Senior Debt to accelerate the maturity of the Senior Debt they hold.

Unless we inform you otherwise in the prospectus supplement, a covenant default will prevent us from paying the subordinated debt securities only for up to 179 days after holders of the designated Senior Debt give the trustee for the subordinated debt securities notice of the covenant default.

The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

The subordinated indenture does not limit the amount of Senior Debt that we may incur. As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

Unless we inform you otherwise in the prospectus supplement, “Senior Debt” will mean all of our indebtedness, including guarantees, unless the indebtedness states that it is not senior to the subordinated debt securities or our other junior debt. Senior Debt with respect to a series of subordinated debt securities could include other series of debt securities issued under the subordinated indenture.

Consolidation, Merger and Sales of Assets

The indentures generally permit a consolidation, amalgamation or merger involving us. They also permit us to sell, lease, convey, assign, transfer or otherwise dispose of all or substantially all of our assets. We have agreed, however, that we will not consolidate or amalgamate with or merge into any entity or sell, lease, convey, assign, transfer or dispose of all or substantially all of our assets to any entity unless:

(1)	either

•	we are the continuing entity, or

•	if we are not the continuing entity, the resulting entity is organized under the laws of the United States, Australia, the Bahamas, Barbados, Bermuda, the British Virgin Islands, Canada, the Cayman Islands, any of the Channel Islands, the United Kingdom, any member of the European Union (as constituted on the date of the indenture) or any other member of the European Union that becomes a member after that date, the Netherlands Antilles or any state, province or political subdivision of any of the foregoing, and assumes by a supplemental indenture the due and punctual payments on the debt securities and the performance of our covenants and obligations under the indentures, and

(2)	immediately after giving effect to the transaction, no default or event of default under the indentures has occurred and is continuing or would result from the transaction.

This covenant will not apply to any merger of another entity into us. Upon any transaction of the type described in and effected in accordance with this section, the resulting entity will succeed to and be substituted for us and may exercise all of our rights and powers under the applicable indenture and the debt securities with the same effect as if the resulting entity had been named as us in the indenture. In the case of any asset transfer or disposition other than a lease, when the resulting entity assumes all of our obligations and covenants under the applicable indenture and the debt securities, we will be relieved of all such obligations.

Events of Default

Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

•	our failure to pay interest on any debt security of that series for 30 days when due;

•	our failure to pay principal of or any premium on any debt security of that series when due;

•	our failure to deposit any sinking fund payment for 30 days when due;

•	our failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of us; and

•	any other event of default provided for that series of debt securities.

A default under one series of debt securities will not necessarily be a default under any other series. If a default or event of default for any series of debt securities occurs, is continuing and is known to the trustee, the trustee will notify the holders of applicable debt securities within 90 days after it occurs. The trustee may withhold notice to the holders of the debt securities of any default or event of default, except in any payment on the debt securities, if the trustee in good faith determines that withholding notice is in the interests of the holders of those debt securities.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities issued under the applicable indenture that are affected, voting as one class) may declare the principal of and all accrued and unpaid interest on those debt securities to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of our company occurs, the principal of and accrued and unpaid interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration has been made, the holders of a majority in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may in some cases rescind this accelerated payment requirement and its consequences.

A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

•	the holder gives the trustee written notice of a continuing event of default with respect to that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee an indemnity satisfactory to the trustee against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless those holders have offered to the trustee indemnity satisfactory to it. Subject to this provision for indemnification, the holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) generally may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; or

•	exercising any trust or power conferred on the trustee relating to or arising as a result of an event of default.

If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his own affairs.

The indentures require us to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indentures and as to any default in performance.

Modification and Waiver

We and the trustee may supplement or amend each indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (voting as one class). Without the consent of the holder of each debt security affected, however, no modification may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt security;

•	reduce the principal of the debt security or change its stated maturity;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

•	change any obligation to pay additional amounts on the debt security;

•	make payments on the debt security payable in currency other than as originally stated in the debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on or with respect to the debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security;

•	waive a continuing default or event of default regarding any payment on the debt securities; or

•	if applicable, make any change that materially and adversely affects the right to convert any debt security.

We and the trustee may supplement or amend each indenture or waive any provision of that indenture without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation, amalgamation or asset transfer permitted under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for, or to add any guarantees of or obligors on, any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939;

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

•	to add events of default with respect to any series of debt securities;

•	to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; and

•	to establish the form or terms of any debt securities and to accept the appointment of a successor trustee, each as permitted under the indenture.

The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the applicable indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance and Discharge

Defeasance. When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If we deposit with the trustee under an indenture any combination of money or government securities sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•	we will no longer have any obligation to comply with specified restrictive covenants with respect to the debt securities of that series, the covenant described under “—Consolidation, Merger and Sales of Assets” and other specified covenants under the applicable indenture, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of that series will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold money for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes and that the holders would be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect.

Under current U.S. federal income tax law, legal defeasance would likely be treated as a taxable exchange of debt securities to be defeased for interests in the defeasance trust. As a consequence, a United States holder would recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the defeasance trust, and thereafter would be required to include in income a share of the income, gain or loss of the defeasance trust. Under current U.S. federal income tax law, covenant defeasance would not be treated as a taxable exchange of such debt securities.

Satisfaction and Discharge. In addition, an indenture will cease to be of further effect with respect to the debt securities of a series issued under that indenture, subject to exceptions relating to compensation and indemnity of the trustee under that indenture and repayment to us of excess money or government securities, when:

•	either

•	all outstanding debt securities of that series have been delivered to the trustee for cancellation; or

•	all outstanding debt securities of that series not delivered to the trustee for cancellation either:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year, or

•	are to be called for redemption within one year; and

•	we have deposited with the trustee any combination of money or government securities in trust sufficient to pay the entire indebtedness on the debt securities of that series when due; and

•	we have paid all other sums payable by us with respect to the debt securities of that series.

Governing Law

New York law will govern the indentures and the debt securities.

The Trustees

We will name the trustee under the applicable indenture in the prospectus supplement. Each indenture contains limitations on the right of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us. If, however, the trustee acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Payment and Paying Agents

Unless we inform you otherwise in a prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York, Houston, Texas or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Form, Exchange, Registration and Transfer

We will issue the debt securities in registered form, without interest coupons. Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent designated by us. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require payment of any transfer tax or similar governmental charge payable for that registration.

We will appoint the trustee as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption of debt securities of a series or any repurchase of debt securities of a series required under the terms of the series, we will not be required to register the transfer or exchange of:

•	any debt security of that series during a period beginning 15 business days prior to the mailing of the relevant notice of redemption or repurchase and ending on the close of business on the day of mailing of such notice; or

•	any debt security of that series that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

DESCRIPTION OF SHARE CAPITAL

The following describes our common shares, preferred shares, notice of articles and articles. This description is a summary only. We encourage you to read the complete text of our notice of articles and articles, which we have filed as exhibits to the registration statement of which this prospectus is a part.

Authorized Share Capital

Our authorized shares consist of (i) 550,000,000 common shares, no par value, (ii) up to 50,000,000 Class A preferred shares, no par value, to be issued in one or more series, and (iii) up to 50,000,000 Class B preferred shares, no par value, to be issued in one or more series, provided that the authorized limit of the Class A preferred shares and the Class B preferred shares is 50,000,000 shares in the aggregate. The first series of Class A preferred shares are designated as the “Class A Series 1 Preferred Shares” and are authorized for issuance of up to 50,000,000 Class A Series 1 Preferred Shares, and the first series of Class B preferred shares are designated as the “Class B Series 1 Preferred Shares” and are authorized for issuance of up to 50,000,000 Class B Series 1 Preferred Shares, provided that the authorized limit of the Class A Series 1 Preferred Shares and the Class B Series 1 Preferred Shares are 50,000,000 shares in the aggregate.

We may issue shares subject to the maximum authorized share capital contained in our notice of articles. The maximum number of shares that we are authorized to issue out of any class or series of shares may be increased or decreased by a resolution passed at a general meeting of shareholders by two thirds of the votes cast on such resolution by shareholders voting shares that carry the right to vote at general meetings. Our directors are authorized to issue new common shares, Class A preferred shares or Class B preferred shares without shareholder approval.

The rights and restrictions to which the common shares are subject are set out in our articles. Our notice of articles and articles permit the board of directors, without shareholder approval, to alter and attach special rights and restrictions to the Class A Series 1 Preferred Shares and the Class B Series 1 Preferred Shares, including the number of shares, dividend rights, liquidation preferences, voting rights, conversion rights, preemptive rights and redemption rights.

Voting Rights

Except as provided by law or pursuant to the rights that the directors may attach to the Class A Series 1 Preferred Shares, the Class B Series 1 Preferred Shares or any future outstanding series of preferred shares, holders of common shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, have the right to vote for the election of directors and do not have cumulative voting rights. Except as otherwise required by law, holders of common shares are not entitled to vote on any amendment to the notice of articles or articles that prejudices or interferes with the rights and special rights of the Class A Series 1 Preferred Shares, Class B Series 1 Preferred Shares or any future outstanding series of preferred shares if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the notice of articles and articles or pursuant to British Columbia law or the Business Corporations Act (British Columbia) (the “BCA”).

Dividends

Subject to prior rights and preferences that may be applicable to the Class A Series 1 Preferred Shares, the Class B Series 1 Preferred Shares or any future outstanding series of preferred shares, holders of common shares are entitled to receive ratably in proportion to the number of common shares held by them such dividends (payable in cash, shares or otherwise), if any, as may be declared from time to time by the board of directors out of funds available for dividend payments. Dividends will not be declared where there are reasonable grounds for believing the company is insolvent or the payment of dividends would render the company insolvent. There is not a fixed rate of dividends.

Conversion, Sinking Fund, Redemption, Liquidation and Preemption Rights

The holders of common shares have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common shares. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, holders of common shares will be entitled to share ratably in our assets in proportion to the common shares held by them that are remaining after payment or provision for payment of all of our debts and obligations and after distribution in full of preferential amounts to be distributed to holders of outstanding shares of the Class A Series 1 Preferred Shares, the Class B Series 1 Preferred Shares or any other outstanding preferred shares, if any.

Preferred Shares

We are authorized to issue Class A preferred shares and Class B preferred shares in one or more series. The Class A preferred shares are voting shares, while the Class B preferred shares are non-voting shares. We have further authorized the issuance of Class A Series 1 Preferred Shares and Class B Series 1 Preferred Shares of up to 50,000,000 shares, being the limit of both series of preferred shares to be issued in the aggregate, which shall have the rights, privileges, restrictions and conditions as determined and attached from time to time by the board of directors, without the requirement for further shareholder approval.

The prospectus supplement relating to any series of preferred shares we are offering will include specific terms relating to the offering and the name of any transfer agent for that series. We will file the form of the preferred shares with the SEC before we issue any of the shares, and you should read that form for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the preferred shares;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred shares;

•	any terms for the conversion or exchange of the preferred shares for other securities of us or any other entity;

•	any voting rights; and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could reduce the relative voting power of holders of common shares. It also could affect the likelihood that holders of common shares will receive dividend payments and payments upon liquidation.

Notice of Articles and Articles

Provisions of our notice of articles and articles may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that our shareholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our shares.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Among other things, our notice of articles and articles:

•	provide that our directors are divided into three classes serving staggered three-year terms, with only one class being elected each year by our shareholders. This classified board may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for shareholders to replace a majority of our directors;

•	provide that our directors may only be removed by shareholders passing a resolution with the requisite majority of three-quarters of the votes cast at a meeting of shareholders entitled to vote in the election of directors, voting together as a single class;

•	establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our shareholders. These procedures provide that notice of shareholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not later than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our articles specify the requirements as to form and content of all shareholders’ notices. These requirements may preclude shareholders from bringing matters before the shareholders at an annual or special meeting;

•	provide our board of directors the ability to issue the Class A Series 1 Preferred Shares and the Class B Series 1 Preferred Shares. This ability makes it possible for our board of directors to issue, without shareholder approval, preferred shares with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company;

•	provide that the authorized number of directors may only be set by the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred shares, be filled by the affirmative vote of a majority of directors then in office;

•	provide that any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of shareholders and may not be effected by any consent in writing in lieu of a meeting of such shareholders, subject to the rights of the holders of any series of preferred shares with respect to such series;

•	provide that our notice of articles and articles can be amended or repealed at any annual or special meeting of shareholders or amended by the board of directors in certain circumstances, including the requirement that certain amendments by the shareholders to the articles at a meeting be upon a resolution passed by the affirmative vote of the holders of 66 2/3% of the voting power of the issued and outstanding shares entitled to vote on such matters, voting together as a single class; and

•	provide that, if a meeting of shareholders has been adjourned one or more times due to insufficient attendance required to pass any resolution, and at such adjourned meeting, less than the number of holders required to pass any resolution requiring 66 2/3% of the voting power of the issued and outstanding shares is present in person or by proxy, with the approval of the board, the holders holding at least 66 2/3% of the shares present in person or by proxy at such adjourned meeting and entitled to vote on the matter, voting together as a single class, may alter the articles.

When interpreting a director’s duties under British Columbia law, Canadian courts have generally interpreted a director’s duty to act in “the best interest of the company” to include a duty to treat all stakeholders affected by corporate actions equitably and fairly, including in the context of a change of control transaction. Accordingly, in determining what is in “the best interests of the company”, it may be legitimate for our directors to consider the interests of not only the company’s shareholders, but other stakeholders, such as employees and creditors, as well.

Limitation of Liability and Indemnification Matters

Our articles allow us to indemnify our directors to the fullest extent authorized by the BCA against all expenses, liabilities and losses (including judgments and fines) which may be reasonably incurred by reason of being or having been a director of the company, except for liability that cannot be indemnified under British Columbia law. British Columbia law provides that a company must not indemnify its directors if any of the following circumstances apply:

•	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its articles;

•	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its articles;

•	if, in relation to the subject matter of the relevant proceeding, the director did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be, with such associated corporation being an affiliate of the company or a partnership, trust, joint venture or other unincorporated entity in which the director served in the capacity as a director or a position equivalent to that thereof, at the request of the company; or

•	in the case of the relevant proceeding other than a civil proceeding, if the director did not have reasonable grounds for believing that the director’s conduct in respect of which the proceeding was brought was lawful.

Notwithstanding any of the above prohibitions, the company or a director may apply to court for an order that the company must indemnify the director for any liability or expenses incurred by the director or for any other related obligations of the company.

The articles also provide that we will indemnify our directors and officers to the fullest extent permitted by British Columbia law. The articles also permit us to purchase insurance on behalf of any officer, director, employee or other agent of our company or, at our request, of another entity, for any liability arising out of that person’s actions in such capacity. We have entered into indemnification agreements with each of our current directors and executive officers requiring us to indemnify these individuals to the fullest extent permitted under British Columbia law against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, and have received a written undertaking from each such director and officer as required under British Columbia law.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Computershare Investor Services, Inc.

Market Information

Our common shares are listed on the New York Stock Exchange under the symbol “CVEO.”

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any combination of debt securities, common shares, preferred shares or other securities of our company or any other entity. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common shares, preferred shares or other securities purchasable upon exercise of the warrants, and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

PLAN OF DISTRIBUTION

We may sell the securities on a delayed or continuous basis in and outside the United States through underwriters or dealers as designated from time to time, directly to purchasers, through agents or through a combination of these methods.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement and except as described below, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell our common shares under this prospectus by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act, which includes sales made directly on the NYSE, on any other existing trading market for our common shares or to or through a market maker, or in privately negotiated transactions. Unless we inform you otherwise in the prospectus supplement, the sales agent with respect to any such at-the-market offering will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreeable terms between the sales agent and us. We will include in the prospectus supplement the amount of any compensation to be received by the sales agent.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Certain legal matters in connection with the warrants and debt securities offered by this prospectus will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain legal matters in connection with the common shares and preferred shares offered by this prospectus will be passed upon for us by Dentons Canada LLP, Vancouver, British Columbia, Canada. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The consolidated financial statements of Civeo Corporation appearing in Civeo Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Civeo Corporation’s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act relating to the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s web site at http://www.sec.gov. We also make available free of charge on our website, at http://www.civeo.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus the documents listed below, and any subsequent filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until all offerings under this registration statement are completed or terminated:

•	our annual report on Form 10-K for the year ended December 31, 2015 (the “Form 10-K”);

•	the information contained in our definitive proxy statement on Schedule 14A for our 2016 annual and special general meeting of shareholders to the extent incorporated by reference in Part III of the Form 10-K;

•	our quarterly reports on Form 10-Q filed on April 28, 2016 and July 29, 2016;

•	our current reports on Form 8-K filed on February 24, 2016 (relating to the Second Amendment to Syndicated Facility Agreement), March 1, 2016 and May 13, 2016 (in each case, excluding information deemed to be furnished and not filed with the SEC); and

•	the description of our common shares contained in our Current Report on Form 8-K12B, filed on July 17, 2015, as that description may be updated from time to time.

We also are incorporating by reference all additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the effectiveness of the registration statement.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

Civeo Corporation

Attn: Corporate Secretary

333 Clay Street

Suite 4980

Houston, Texas 77002

(713) 510-2400

20,000,000 Common Shares

P r o s p e c t u s    S u p p l e m e n t

RBC CAPITAL MARKETS

February     , 2017